EXHIBIT 21

ITRONICS INC. AND SUBSIDIARIES

SIGNIFICANT SUBSIDIARIES

                                        STATE OF           NAMES UNDER WHICH

NAME                                  INCORPORATION           THEY DO BUSINESS

Whitney & Whitney, Inc.                  Nevada                      Same

Itronics Metallurgical, Inc              Nevada                      Same

Itronics California, Inc.                California                  Same

Nevada Hydrometallurgical Project

(A Partnership)                          Nevada                      Same

American Hydromet

(A Joint Venture)                        Nevada                      Same

Itronics Gold’n Minerals, Inc.           Nevada                      Same

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